FEE WAIVER AGREEMENT


American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses for AXP International Equity Index Fund, AXP Mid Cap Index Fund, AXP Nasdaq 100 Index Fund, AXP S&P 500 Index Fund and AXP Total Stock Market Index Fund, each a series of AXP Market Advantage Series, Inc., (individually a "Fund" and collectively the "Funds") as described below.


1. Applicable Agreements. To the extent that a Fund's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

          o Investment Management Services Agreement between the Funds and AEFC dated September 9, 1999

          o Administrative Services Agreement between the Funds and AEFC dated September 9, 1999

          o Transfer Agency Services Agreement between the Funds and AECSC dated September 9, 1999

     AEFC also agrees to pay certain non-advisory expenses of the Funds if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.


2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

            Fund                                Class D Cap       Class E Cap
     -------------------------------------- ----------------- ----------------
     AXP International Equity Index Fund         0.89%             0.64%
     -------------------------------------- ----------------- ----------------
     AXP Mid Cap Index Fund                      0.70%             0.45%
     -------------------------------------- ----------------- ----------------
     AXP Nasdaq 100 Index Fund                   0.79%             0.54%
     -------------------------------------- ----------------- ----------------
     AXP S&P 500 Index Fund                      0.64%             0.39%
     -------------------------------------- ----------------- ----------------
     AXP Total Stock Market Index Fund           0.74%             0.49%
     -------------------------------------- ----------------- ----------------


3. Termination. This agreement will terminate on January 31, 2001 unless extended as to any Fund by written agreement of that Fund and AEFC.




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This agreement is dated as of the 9th day of September, 1999.


AXP Market Advantage Series, Inc.
         AXP International Equity Index Fund
         AXP Mid Cap Index Fund
         AXP Nasdaq 100 Index Fund
         AXP S&P 500 Index Fund
         AXP Total Stock Market Index Fund



By:  /s/ Leslie L. Ogg
     -----------------
         Leslie L. Ogg
         Vice President



AMERICAN EXPRESS FINANCIAL CORPORATION



By:  /s/ Pamela J. Moret
     --------------------
         Pamela J. Moret
         Vice President



AMERICAN EXPRESS CLIENT SERVICE CORPORATION



By:  /s/ Barry J. Murphy
     ---------------------
         Barry J. Murphy
         President